Exhibit 10.1

OFFICER RESIGNATION AND TERMINATION OF EMPLOYMENT AGREEMENT

This Officer Resignation and Termination of Employment Agreement (this “Resignation / Termination”) is entered into effective as of June 30, 2012 (the “Effective Date”) by and between Oxford Resources GP, LLC, a Delaware limited liability company (“Company”), and Thomas T. Ungurean (“Executive”). In consideration of the mutual covenants and conditions set forth herein, Company and Executive hereby agree as set forth below.

1. Officer Resignation. Executive hereby resigns all positions as an officer of Company and all affiliates of Company, including without limitation his position as Senior Vice President, Equipment, Procurement & Maintenance of Company and all such affiliates, and Company hereby accepts such resignation.

2. Termination of Employment Agreement. Company and Executive agree to the termination of and hereby terminate the Employment Agreement between them executed on June 18, 2010 and effective as of July 19, 2010 (the “Employment Agreement”), without any further rights or obligations thereunder on the part of either Company or Executive, except only that, as provided in Section 8.11 of the Employment Agreement, the provisions of Article 5 (PROTECTION OF CONFIDENTIAL INFORMATION), Article 6 (NON-COMPETITION OBLIGATIONS), Article 7 (NONDISPARAGEMENT) and Article 8 (MISCELLANEOUS) of the Employment Agreement shall survive such termination of the Employment Agreement and continue thereafter in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Resignation / Termination effective as of the Effective Date.

Company:		Executive:

OXFORD RESOURCES GP, LLC

By:	/s/ Charles C. Ungurean	/s/ Thomas T. Ungurean
	Charles C. Ungurean	Thomas T. Ungurean
President and Chief Executive Officer